Exhibit 10.7

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (the "Agreement") is being entered into by and between CalbaTech, Inc., a Nevada corporation ("CTI" or "CalbaTech"), Molecula Research Laboratories, LLC, a Virginia LLC ("Molecula" or "Acquired Corporation") and the unitholders of Molecula that shall agree to exchange their stockholdings in accordance with the terms hereof. This Agreement shall become effective as of the latter date written in conjunction with the signatures affixed hereto (the "Effective Date").

     WHEREAS, CTI is a corporation organized and existing under the laws of the State of Nevada, with its principal business office located at 18300 Von Karman, Suite 710, Suite 710, Irvine, CA 92612, and Molecula is a corporation organized and existing under the laws of the State of Virginia, with its principal business office located at 13884 Park Center Road, Herndon, Virginia 20171. CTI and Molecula are collectively referred to herein as the "Constituent Corporations";

     WHEREAS, the authorized capital stock of CTI consists of two hundred million (200,000,000) shares of common stock, par value of one tenth of one cent ($0.001) per share, of which there are approximately twelve million four hundred thousand (12,400,000) shares are presently issued and outstanding;

     WHEREAS, the authorized capital stock of Molecula consists of one hundred thousand (100,000) shares of common stock, par value of one tenth of one cent ($0.001) per share, of which one hundred thousand (100,000) shares are presently issued and outstanding and held by the unitholders of Molecula;

     WHEREAS, pursuant to the terms of this Agreement, CTI will acquire all of the issued and outstanding units of Molecula's units from the unitholders of Molecula in exchange for 500,000 shares of CTI's common stock in a transaction intended to be a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code, such that immediately following such exchange, Molecula will become a wholly-owned subsidiary of CTI. The foregoing exchange and issuance, together with the other transactions contemplated herein, are collectively referred to herein as the "Transaction";

     WHEREAS, the respective Boards of Directors of CTI and Molecula, as well as their respective shareholders and unitholders, where necessary, deem it desirable and in their best interests that the Constituent Corporations enter into this Agreement and consummate the Transaction pursuant to the terms and conditions contained herein; and

     NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants herein contained, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties agree as follows:

     On September 30, 2003, or on such other date that the parties shall agree (the "Closing"):

6.  Molecula unitholders will transfer all Molecula units to CTI;

7. CTI will issue five hundred thousand (500,000) shares (the "Shares") of its common stock to the Molecula unitholders pro rata in accordance with their respective percentage ownership of the Molecula units. No fractional shares shall be issued;

8. CTI will also agree to make available, over the next twelve months, at times agreeable to both Molecula and CTI, such operational capital as to equal an amount no greater than two hundred thousand dollars ($200,000) and no less than one hundred thousand dollars ($100,000). Such amount may be reduced in whole or in part in agreement by the Constituent Parties and may be satisfied through in-kind contributions by CTI;

9. CTI will offer to Matt Maupin a position on the Scientific Advisory Board of CalbaTech, Inc. and such position shall be consistent with the same terms and conditions for all current members of the Scientific Advisory Board, which is to include one hundred thousand free trading shares of CTI.

                                  ARTICLE I
                           EXCHANGE OF INTEREST

3.  Shareholder and Unitholder Approval.

     The Closing is contingent upon, among other things, the approval of the Transaction by the unitholders of Molecula. As long as more than Fifty-One Percent (51%) of the units of Molecula approve the Transaction, then CTI shall issue to those shareholders approving the Transaction the appropriate pro-rata percentage commensurate with approval, of the 500,000 shares of CTI contemplated in the Transaction. By example, if Sixty Percent (60%) of the Molecula unitholders approve the Transaction, then CTI shall issue 180,000 shares of CTI and have no duty to issue the remaining 120,000 shares of the 300,000 shares contemplated by this Transaction. It is understood by Molecula that at least 80% of all of the unitholders of Molecula may need to approve the Transaction by executing consents in form and substance satisfactory to CTI in order for the Transaction as contemplated to be a tax-free reorganization as provided for under
Section 368 of the Code. In the event that CTI is in receipt of written consent of no less than Ninety Percent (90%) of the unitholdings of Molecula within sixty (60) days of the execution of this Agreement, it is agreed that CTI shall have no further continuing duty to the non-consenting unitholders of record of Molecula.

4.  Filings After Shareholder Approval.

     As soon as practicable after all conditions to the obligations of the parties to this Agreement to effect the exchange of interest shall have been satisfied or otherwise waived in writing, CTI shall file with the Nevada Secretary of State the documents, where necessary or required by Nevada Law, and take such other and future actions as may be required by Nevada law to make the exchange of interest effective. Notwithstanding any duties imposed hereby, the Transaction shall become effective upon Closing.

                               ARTICLE II
                NAME AND CONTINUED CORPORATE EXISTENCE
                      OF ACQUIRED CORPORATION

     The corporate name of Molecula, the Acquired Corporation, whose corporate existence is to survive this exchange of interest and continue thereafter, and its identity, existence, purposes, powers, objects, franchises, rights and immunities shall continue unaffected and unimpaired by the exchange of interest.

                             ARTICLE III
                       DIRECTORS AND OFFICERS
                      OF ACQUIRED CORPORATION

2.  Directors.

     Upon Closing, CTI agrees to take such corporate actions as are necessary to approve the current members of the MOLECULA board of directors until such time as a unitholder meeting is held.

2.  Officers.

     The current officers of the Molecula shall remain in place as in their current status.

                                ARTICLE IV
                    TERMS OF THE EXCHANGE OF SHARES

     At Closing, CTI will issue the Shares to Molecula's unitholders and Molecula and its unitholders shall take such steps as are necessary to transfer all shares of Molecula's capital units to CTI. The Shares issued shall be unregistered shares and the resale or other transfer thereof shall be subject to the restrictions set forth in SEC Rule 144.

                                 ARTICLE V
                           OTHER TERMS OF PAYMENT

     CTI will also agree to make available, over the next twelve months, at times agreeable to both Molecula and CTI, such operational capital as to equal an amount no greater than two hundred thousand dollars ($200,000) and no less than one hundred thousand dollars. Such amount may be reduced in whole or in part in agreement by the Constituent Parties and may be satisfied through in-kind contributions by CTI.

                                ARTICLE VI
                           ASSETS AND LIABILITIES

     On the Closing, all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other choses in action, and all and every other interest of or belonging to either of Constituent Corporations shall remain with each of the Constituent Corporations, and the title to any real estate or any interest, whether vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the exchange. It is understood and agreed to by Molecula that CTI is not, under any circumstances, assuming the existing debts, liabilities and/or obligations of Molecula. The parties respectively agree that from time to time, when requested by either party or by its successors or assigns, they will execute and deliver or cause to be executed and delivered all deeds and instruments, and will take or cause to be taken all further or other action, as either party may deem necessary or desirable in order to vest in and confirm to each of the respective parties or its successors or assigns title to and possession of all the property and rights and otherwise carry out the intent and purposes of this Agreement.

                                ARTICLE VII
                       CONDUCT OF BUSINESS BY MOLECULA

     Prior to Closing, Molecula shall conduct its business in its usual and ordinary manner, and shall not enter into any transaction other than in the usual and ordinary course of such business. It is understood and agreed to that Molecula shall continue to seek acquisitions, both tangible and intangible, as well as seek other sources of debt or equity funding that are in the best interest of Molecula, and as such, these activities are considered within its usual and ordinary course of business. Without limiting the generality of the above, Molecula shall not, except as otherwise consented to in writing by CTI or as otherwise provided in this Agreement:

1.  Amend its certificate of incorporation or its bylaws;

2. Declare or pay any dividend or make any other distribution upon or with respect to its capital stock;

3. Repurchase any of its outstanding stock or by any other means transfer any of its funds to its shareholders either selectively or rateably, in return for value or otherwise, except as salary or other compensation in the ordinary or normal course of business;

4. Undertake or incur any obligations or liabilities except current obligations or liabilities in the ordinary course of business and except for liabilities for fees and expenses in connection with the negotiation and consummation of the Transaction in amounts to be determined after the Effective Date;

5. Mortgage, pledge, subject to lien or otherwise encumber any realty or any tangible or intangible personal property;

6. Sell, assign or otherwise transfer any tangible assets of whatever kind, or cancel any claims, except in the ordinary course of business;

7. Sell, assign, or otherwise transfer any trademark, trade name, patent or other intangible asset;

8. Default in performance of any material provision of any material contract or other obligation; or

9.  Waive any right of any substantial value.

                               ARTICLE VIII
             WARRANTIES OF THE CONSTITUENT CORPORATIONS

3.  Representations and Warranties of Molecula.

     Molecula covenants, represents and warrants to CTI that:

a. It is, on the date of this Agreement and will be up to and including the Closing: (i) a limited liability company duly organized and existing and in good standing under the laws of the jurisdiction of the State of Virginia; and (ii) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it;

b. Its Board of Directors has and its shareholders have authorized and approved the execution and delivery of this Agreement, and the performance of the Transaction contemplated by this Agreement;

c. To the best of Molecula's knowledge, it has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business;

d. Except as contemplated by this Agreement, Molecula is not involved as a defendant or plaintiff in any suit, action, arbitration, or legal, administrative or other proceeding, which to its best knowledge, would affect the company or its business, assets, or financial condition in a negative manner; or, governmental investigation which is pending; to the best of its knowledge, threatened against or affecting the company or its business assets or financial condition; and is not in default with respect to any order, writ, injunction or decree of any Federal, State, local/foreign court, department, agency, or instrumentality applicable to it;

e. Except as contemplated by this Agreement, the execution and delivery of this Agreement and its performance in the time and manner contemplated will not cause, constitute, or conflict with, or result in: (i) a breach or violation of any provisions of or constitute a default under any license, mortgage, article of incorporation, bylaw, other similar agreement to which the company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required; (ii) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the company; or,
(iii) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset;

f. All federal, state and local tax returns required to be filed by it on or before the Closing will have been filed, and all taxes shown to be required to be paid on or before the Closing will have been paid, unless such taxes outstanding have been disclosed to CTI; and

g. All leases now held by it are now and will be on the Closing in good standing and not voidable or void by reason of any default whatsoever.

4.  Representations and Warranties of CTI.

     CTI covenants, represents and warrants to Molecula that:

a.  It is on the date of this Agreement, and will be on Closing
Date: (i) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Nevada; and (ii) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it;

b. Its Board of Directors has authorized and approved the execution and delivery of this Agreement, and the performance of the Transaction contemplated by this Agreement;

c. It has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business.

d. It is not involved as a defendant or plaintiff in any suit, action, arbitration, or legal, administrative or other proceeding, which to its best knowledge, would affect the company or its business, assets, or financial condition in a negative manner; or, governmental investigation which is pending; to the best of its knowledge, threatened against or affecting the company or its business assets or financial condition; and is not in default with respect to any order, writ, injunction or decree of any Federal, State, local/foreign court, department, agency, or instrumentality applicable to it;

e. The execution and delivery of this Agreement and its performance in the time and manner contemplated will not cause, constitute, or conflict with, or result in any of the following: (1) a breach or violation of any provisions of or constitute a default under any license, indenture, mortgage instrument, article of incorporation, bylaw, other agreement or instrument to which the company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required, (2) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the company, or, (3) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset;

f.  It is a fully reporting company under the Securities Exchange
Act of 1934, and is current in all its reporting requirements;

g. CTI's common stock is listed and trading on the Over the Counter Bulletin Board (under the trading symbol "CLBE") and no restrictions have been imposed on the trading of these shares by the National Association of Securities Dealers, Inc. or any other regulatory body; and

h. As contemplated by the provisions provided in Article V, and in adherence to a mutually agreeable schedule as agreed upon by the Constituent Corporations post-consummation of this Transaction, in the event that CTI is unable to perform as to the terms and conditions of Article V and the anticipated mutually agreeable schedule, Molecula shall have the right to rescind this Transaction with the understanding that any and all Shares of CTI that have transferred to Molecula shall remain the property of Molecula.

                            ARTICLE IX
                     CONSUMMATION OF EXCHANGE

     If the exchange contemplated is completed, all expenses incurred in consummating the plan of exchange shall, except as otherwise agreed in writing between the Constituent Corporations, be borne by the party incurring the expense.

                             ARTICLE X
                           MISCELLANEOUS

1.  Access to Books and Records.

     Molecula shall, before Closing, afford to the officers and authorized representatives of CTI free and full access to its books and records, and the officers of Molecula will furnish CTI with financial and operating data and other information as to the business and properties of Molecula as CTI shall from time to time reasonably request. CTI shall, before Closing, afford to the officers and authorized representatives of Molecula free and full access to its books and records, and the officers of CTI will furnish Molecula with financial and operating data and other information as to the business and properties of CTI as Molecula shall from time to time reasonably request. CTI and Molecula agree that, unless and until the merger contemplated by this Agreement has been consummated, CTI and Molecula and their officers and representatives will hold in strict confidence all data and information obtained from one another as long as it is not in the public domain, and if the merger provided for is not consummated as contemplated, CTI and Molecula will each return to the other party all data as the other party may reasonably request.

2.  Rights Cumulative; Waivers.

     The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

3.  Benefit; Successors Bound.

     This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

4.  Entire Agreement.

     This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

5.  Assignment.

     Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

6.  Amendment.

     This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

7.  Severability.

     Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

8.  Section Headings.

     The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.  Construction.

     Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

10.  Further Assurances.

     In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

11.  Notices.

     Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail by either the United States mail, postage prepaid, or by Federal Express or similar generally recognized overnight carrier to the Constituent Corporations at their respective addresses set forth in the recitals to this Agreement, and to Molecula's unitholders, or to such other address as a party may communicate in writing to the other parties.

12.  Arbitration, Venue, Governing Law.

     This agreement shall be deemed to be made, governed by, interpreted under and construed in all respects in accordance with the commercial rules of Judicial Arbitration and Mediation Service ("JAMS"). This chosen jurisdiction is irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this agreement, the parties hereby consent to adjudication under the commercial rules of JAMS. Said venue of the arbitration shall be in Orange County, California. Judgment on the award rendered by the arbitrator may be entered in any federal or state court in Orange County, California. The Laws of the State of California shall govern all disputes regarding this matter. Any provision herein which is later determined to be in violation of any such laws shall be eliminated from the terms of this Agreement, and the remainder of this Agreement shall continue in full force and effect.

13.  Consents.

     The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

14.  Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.



CTI:                                     MOLECULA RESEARCH LABORATORIES, LLC:


Dated:________________________           Dated:_______________________

By:___________________________           By:___________________________
James DeOlden, Chief Executive Officer   Matt Maupin, Chief
                                         Executive Officer